LIVE FILM AND MEDIAWORKS INC.
                             15400 SHERMAN WAY
                                 SUITE 500
                        VAN NUYS, CALIFORNIA  91406



                                               DATE:  As of August 15, 1996


Mr. Paul S. Almond
c/o LIVE FILM AND MEDIAWORKS INC.
15400 Sherman Way
Suite 500
Van Nuys, California  91406

     Re:  Employment Agreement

Dear Mr. Almond:

     When executed by you ("Employee") and by a duly authorized representative of LIVE FILM AND MEDIAWORKS INC., a Delaware corporation ("Company"), this letter will set forth the terms and conditions of Employee's employment.

1.   Services

     1.1 Employment. Company employs Employee during the Term (as hereinafter defined) to serve as Executive Vice President/Production and Acquisitions of Company, and to render such other services ("Services") as Company or corporations controlled by, under common control with or controlling, directly or indirectly, Company ("Company's Affiliates"), may from time to time reasonably request which are consistent with the duties Employee is to perform and Employee's stature and experience. Employee shall comply with all of the reasonable and customary employment policies of Company and its Affiliates. The Services shall be generally performed at the principal offices of Company, currently in Van Nuys, California. In addition, the Services may be performed by Employee from time to time on a temporary travel basis at such other locations as Company shall reasonably request consistent with its reasonable business needs. Employee agrees to perform such Services in a competent and professional manner, consistent with the skills to be possessed by a senior executive officer in Company's business.

     1.2. Duties; Reporting Requirements. Among the duties that Employee shall perform in connection with the Services is that Employee shall do and perform all services, acts or things reasonably necessary or advisable to manage and conduct the programming business of Company and all of Company's employees in such area of Company's business shall report to Employee or his designates. For purposes of this Agreement, "programming" shall be deemed to mean the include acquisition, development and production of programs distributed by Company. The above statement of Employee's duties shall not be deemed exclusive, and Employee's duties hereunder shall be those which are identified by Company from time to time, as modified by Company from time to time. In performing his duties hereunder, Employee shall report to the Chief Executive Officer of Company or his successor(s).

     1.3 Ownership of Properties. Company, as employer, shall own, and Employee hereby transfers and assigns to Company, all rights in and to any material and/or ideas written, suggested or submitted by Employee during the Term and all other results and proceeds of the Services ("Properties"). Company and its licensees and assigns shall have the right to adapt, change, revise, delete from, add to and/or rearrange the Properties or any part thereof written or submitted by Employee and to combine the same with other works to any extent, and to change or substitute the title thereof and in this connection Employee hereby waives any so-called "moral rights" of authors. Employee agrees to execute and deliver to Company such assignments or other instruments as Company may require from time to time to evidence its ownership of the results and proceeds of Employee's services; provided, however, that nothing in this Section 1.3 shall be deemed in any manner to restrict or qualify Employee's ownership or right to exploit Employee's personal memoirs.

     1.4  Term/Exclusivity

          1.4.1 The Term of this Agreement shall commence and this Agreement shall become effective on the above referenced date through and including December 31, 1999 (the "Term"). If neither party shall have given notice to the other, on or before three months before December 31, 1999, of such party's intent not to extend this Agreement, this Agreement shall automatically be extended for an additional year to December 31, 2000.

          1.4.2 The Services shall be rendered on a full time basis during normal working hours and all services of Employee shall be exclusive to Company; provided, however, that Employee may engage in other business activities with Company's prior written consent which consent shall not be unreasonably withheld provided that such other business activities shall not constitute a Competitive Business (as defined in Section 1.4.3 hereof), and shall not adversely affect the performance of Employee's Services hereunder. Employee acknowledges that Employee's performances and services hereunder are of a special, unique, unusual, extraordinary and intellectual character which gives them peculiar value, the loss of which cannot be reasonably or adequately compensated in an action at law for damages and that a breach by Employee of the terms hereof (including without limitation this Section 1.4 and Section 1.5) will cause Company irreparable injury. Employee agrees that Company is entitled to seek injunctive and other equitable relief to prevent a breach or threatened breach of this Agreement, which shall be in addition to any other rights or remedies to which Company may be entitled.

          1.4.3 During the term of Employee's employment by Company (the "Restricted Period"), Employee shall not, directly or indirectly, (I) engage in any business for his own account which is competitive with the businesses of Company or Company's Affiliates (collectively, "Competitive Business") so long as Company or Company's Affiliates (as the case may be) continue to engage in such business; (ii) enter the employ of, or render any services to, any person engaged in a Competitive Business; (iii) become interested in a Competitive Business in any capacity, including, without limitation, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or (iv) induce any customer or supplier of Company or Company's Affiliates to terminate its relationship with Company or Company's Affiliates (as the case may be). Notwithstanding anything to the contrary, Employee may acquire and/or retain, solely as an investment, and take customary actions to maintain and preserve Employee's ownership of:

               A.   securities of any corporation which are
registered under Sections 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and which are publicly traded, as long as Employee is not part of any control group of such corporation; and

               B.   any securities of a partnership, trust,
corporation or other person so long as Employee remains a passive investor in that entity and does not become part of any control group thereof (except in a passive capacity) and so long as such entity is not, directly or indirectly, in competition with Company or its Affiliates.

     1.5 Confidentiality. Employee acknowledges that his Services will, throughout the Term, bring Employee into close contact with many confidential affairs of Company and its Affiliates, including information about costs, profits, markets, sales, products, key personnel, pricing policies, operational methods, technical processes and other business affairs and methods and other information not readily available to the public, and plans for future development. Employee further acknowledges that the businesses of Company and its Affiliates are international in scope, that their products are marketed throughout the world, that Company and its Affiliates compete in nearly all of their business activities with other organizations which are or could be located in nearly any part of the world and that the nature of Employee's Services, position and expertise are such that he is capable of competing with Company and its Affiliates from nearly any location in the world. In recognition of the foregoing, Employee covenants and agrees:

          1.5.1 that Employee will keep secret all material confidential matters of Company and its Affiliates which are not otherwise in the public domain and will not intentionally dis-

close them to anyone outside of Company or its Affiliates, either during or after the Term, except with Company's written consent and except for such disclosure as is necessary in the performance of Employee's duties during the Term; and

          1.5.2 that Employee will deliver promptly to Company on termination of the Term or at any other time Company may so request, at Company's expense, all confidential memoranda, notes, records, reports and other documents (and all copies thereof) relating to Company's and its Affiliates' business, which Employee obtained while employed by, or otherwise serving or acting on behalf of, Company, or which Employee may then possess or have under his control. Notwithstanding the foregoing, Employee shall be entitled to retain a copy of his rolodex (address and phone number) files.

     1.6 Indemnification. Employee shall be entitled throughout the Term to the benefit of the indemnification provisions contained on the date hereof in the Bylaws of Company notwithstanding any future changes therein, to the extent permitted by applicable law at the time of the assertion of any liability against Employee, and to the most favorable indemnification provisions or agreements available to any other senior executive of Company.

2.   Compensation

     As compensation and consideration for all Services provided by Employee during the Term pursuant to this Agreement, Company agrees to pay to Employee the compensation set forth below.

     2.1  Fixed Annual Compensation.    Employee's Fixed Annual
Compensation shall be payable in equal installments on Company's regular pay dates following commencement of the Term and in accordance with the following schedule.

          August 15, 1996 through December 31, 1996 - $ 85,673
          January 1, 1997 through December 31, 1997 - $280,000 January 1, 1998 through December 31, 1998 - $300,000 January 1, 1999 through December 31, 1999 - $325,000

     2.2 Incentive Compensation. Employee shall be eligible to participate in Company's discretionary Corporate Bonus Program, as determined, modified and published by Company from time to time ("Incentive Compensation").

     2.3 LIVE Entertainment Inc. Stock Options. Employee hereby confirms that Company has granted to Employee options to acquire 12,000 shares of Company's common stock at the closing price of Company's Nasdaq Small Cap Market on March 6, 1995 ("Options"), with such Options to vest as follows:


          (i)  6,000 Options vested on March 6, 1996; and
          (ii) 6,000 Options will vest on March 6, 1997

Employee hereby also confirms that Company has granted to Employee options to acquire 8,000 shares of Company's common stock at the closing price of Company's Nasdaq Small Cap Market on February 7, 1996 (2/96 Options"), with such 2/96 Options to vest as follows:

          (i)    2,667 Options will vest on February 7, 1997
          (ii)   2,667 Options will vest on February 7, 1998
          (iii)  2,666 Options will vest on February 7, 1999

In addition, upon (a) approval by the Stock Option Committee of the Board of Directors of Company, (b) the occurence of the Effective Date, and (c) Employee's execution of the stock option agreement referred to hereinafter in this Section 2.3, as a special inducement to Employee, Company will grant to Employee options to acquire 20,000 shares of Company's common stock on the Nasdaq National Market at the closing price of the market on September 12, 1996 ("9/96 Options"), with such Options to vest as follows:

          (i)    6,667 Options will vest on September 12, 1997
          (ii)   6,667 Options will vest on September 12, 1998
          (iii)  6,666 Options will vest on September 12, 1999


The Options will be subject to such additional terms and conditions as may be set forth in LIVE's 1988 Stock Option and Stock Appreciation Rights Plan, as amended (the "Option Plan"), as well as the form of stock option agreement as may be adopted by LIVE's Board of Directors from time to time pursuant to the Plan.

     2.4 Special Inducements. As a special inducement to Employee to enter into this Agreement, during the Term, Company agrees as follows:

          2.4.1 During each year of the Term, Employee shall be entitled to a vacation of three (3) weeks, without deduction of salary. Such vacations shall be taken at such time or times during the applicable year as may be determined by Employee subject to Company's business needs. Employee shall be entitled to take any unused portion of his paid vacation in any subsequent year of the Term, subject to the Company's business needs and policy and consistent with applicable laws ("Vacation Benefits"). Notwithstanding the foregoing, Employee shall at no time have more than six (6) weeks of accrued vacation. Any additional vacation period shall be determined by Company consistent with the general customs and practices of the Company applicable to its executives.

          2.4.2 From and after the Effective Date and until Employee becomes eligible for coverage under Company's group health insurance plan, Company shall pay all COBRA payments required to be made by Employee to his former employer to retain health insurance coverage under such prior employer's group health plan.

     2.5 Additional Benefits. Without limiting any other provision hereof, Employee shall be entitled to participate in any profit-sharing, pension, health, vacation, insurance or other plans, benefits or policies available to all executives of Company of similar stature and seniority on the terms generally applicable to such executives and will be entitled to reimbursement of his reasonable and customary business expenses incurred on behalf of Company or Company's Affiliates ("Additional Benefits"). Employee acknowledges that such benefits can change from time to time without notice to Employee, and Employee shall retain no residual rights in any superseded benefit plan.

3.   Termination

     3.1  Termination by Company.

          3.1.1 Employee Material Breach. Company shall have the right, at its election, to terminate the Term, by written notice to Employee to that effect, only for "good cause" defined for this purpose to mean (I) material and repeated instances of misconduct or habitual inability to perform the Services, or violation of Company's published policies or procedures, (ii) a single act so grievous as to constitute the equivalent of such repeated instances (including, without limitation, theft, misappropriation of Company's assets, or sexual harassment), (iii) unauthorized disclosure of confidential information related to customers, employees or general business strategies, or (iv) a material breach of any covenant, condition, agreement or term of this Agreement ("Employee's Material Breach") and only if Company shall have given written notice to Employee specifying the claimed cause or breach and, provided such breach is curable, Employee fails to correct the claimed breach or fails to alter the objectionable pattern of conduct specified in the applicable written notice as soon as practical thereafter but no later than thirty (30) days after receipt of the applicable notice or such longer time as may be reasonably required by the nature of the claimed breach. However, in no event shall a material breach of the provisions of Section 1.3, 1.5 or 3.1.1(I), (ii) or (iii) be subject to cure.

          3.1.2 Effect of Termination by Company. Should the Term be terminated by Company by reason of Employee's Material Breach, Employee shall have no right to any further Fixed Annual Compensation from and after termination, or to any Incentive Compensation, Automobile Benefits, or Additional Benefits accruing for the fiscal year of termination or thereafter.

     3.2  Termination by Employee.

          3.2.1 Company's Material Breach. Employee shall have the right, at his election, to terminate the Term by written notice to Company to that effect if Company shall have failed to substantially perform a material condition or covenant of this Agreement, or if Company shall terminate Employee's employment or materially reduce Employee's job duties or responsibilities in the absence of Employee's Material Breach ("Company's Material Breach"); provided that, if such breach is curable, termination for Company's Material Breach will not be effective until Employee shall have given written notice specifying the claimed breach and Company fails to correct the claimed breach within thirty (30) days after the receipt of the applicable notice or such longer time as may be reasonably required by the nature of the claimed breach (but within ten (10) days, if the failure to perform is a failure to pay monies when due under the terms of this Agreement).

          3.2.2 Effect of Termination by Employee. Subject to the provisions of Section 3.4 below, should Employee terminate the Term due to Company's Material Breach, Company shall pay to Employee or provide Employee with:

          (I) Employee's Fixed Annual Compensation for the remainder of the Term, paid in equal installments on Company's regular pay dates during the Term, and

          (ii) Health insurance for the remainder of the Term.

In addition, all Options shall vest on the date of termination.
Employee shall also receive such Incentive Compensation and Vacation Benefits accrued through the date of termination. All other benefits shall cease on the date of termination of employment.

          Except with regard to a termination of the Term by reason of Employee's Death or Disability (as both terms are defined in Section 3.3), should Employee terminate the Term other than for Company's Material Breach, such termination shall be treated as a termination by Company for Employee's Material Breach.

     3.3  Employee's Death or Disability.

          3.3.1 Death. The Term shall immediately terminate upon Employee's death as certified in accordance with the provisions of California law ("Death").

          3.3.2 Disability. In the event that during the Term Employee becomes unable to perform the Services as a result of his permanent or temporary, total or partial, physical or mental disability (as defined in Company's disability insurance policy, if any) ("Disability"):

               3.3.2.1   the Fixed Annual Compensation otherwise
payable during the Disability Period (as herein defined) shall nevertheless be payable on the terms set forth herein to Employee as a disability benefit ("Disability Benefit");

               3.3.2.2   any disability insurance proceeds
actually received by Employee during the Disability Period with respect to such Disability shall reduce on a dollar-for-dollar basis the Disability Benefit otherwise payable by Company during the Disability Period pursuant to this Section 3; and

               3.3.2.3   Company shall not have the right
(notwithstanding any other provision of this Agreement to the contrary) to terminate the Term due to such Disability prior to the expiration of the Disability Period.

As used herein, the term "Disability Period" shall have such meaning as shall be defined in Company's disability insurance policy in effect as of the date hereof, and if no such policy is in effect it shall mean the period commencing on the first day of the calendar month following the month during which such Disability occurs and ending on the first to occur of the following: (I) the expiration of the Term; (ii) if the Disability is continuous throughout the six (6) consecutive months following the month during which the Disability occurs, then the last day of such sixth consecutive calendar month; and (iii) if the Disability is intermittent and shall exist throughout each of any twelve (12) calendar months following the month during which the Disability occurs, then the last day of such twelfth calendar month. Company shall have the right to terminate the Term at the expiration of the Disability Period if and only if the Disability of Employee is then continuing.

          3.3.3     Effect of Death or Disability.

               (a)  Fixed Annual Compensation and Additional
Benefits: Should the Term be terminated in accordance with the provisions of Sections 3.3.1 or 3.3.2 by reason of Employee's Death or Disability, Employee or his estate (as the case may be) shall have no right to any further Fixed Annual Compensation, any Additional Benefits or any other sums or benefits accruing to Employee hereunder; provided, however, that the sums identified in Section 3.3.2 hereof shall be paid to Employee on the terms set forth therein.

               (b) Incentive Compensation and Options: Should the Term be terminated in accordance with the provisions of Sections 3.3.1 or 3.3.2 by reason of Employee's Death or Disability, Employee or his estate (as the case may be) shall be entitled to receive such Incentive Compensation that shall have accrued during that portion of the fiscal year prior to such Death or Disability. All Options shall vest on the date of termination by reason of Employee's Death or Disability, and Employee's estate shall be entitled to exercise all Options which have vested on or prior to the date of termination by reason of Employee's Death.

     3.4 Mitigation. Employee agrees that if Employee furnishes his services for other engagements or employment after termination hereunder, the total compensation actually earned by Employee together with any welfare or other benefits earned by Employee shall reduce any amounts and benefits which Company would otherwise be required to pay or provide to Employee. Employee agrees that he shall give written notice to Company (promptly after accepting employment or furnishing his services after termination of his employment with Company) of any amounts earned (or to be earned) by Employee and any benefits provided (or to be provided) to Employee pursuant to his new employment arrangement.

4.   General

     4.1 Applicable Law Controls. Nothing contained in this Agreement shall be construed to require the commission of any act contrary to law and wherever there is any conflict between any provisions of this Agreement and any material statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, then the latter shall prevail; provided, however, that in any such event the provisions of this Agreement so affected shall be curtailed and limited only to the extent necessary to bring them within applicable legal requirements, and provided further that if any obligation to pay the Fixed Annual Compensation or any other amount due Employee hereunder is so curtailed, then such compensation or amount shall be paid as soon thereafter, either during or subsequent to the Term, as permissible.

     4.2 Waiver/Estoppel. Either party hereto may waive the benefit of any term, condition or covenant in this Agreement or any right or remedy at law or in equity to which either party may be entitled but only by an instrument in writing signed by the party to be charged. No estoppel may be raised against either party except to the extent the other party relies on an instrument in writing, signed by the party to be charged, specifically reciting that the other party may rely thereon. The parties' rights and remedies under and pursuant to this Agreement or at law or in equity shall be cumulative and the exercise of any rights or remedies under one provision hereof or rights or remedies at law or in equity shall not be deemed an election of remedies; and any waiver or forbearance of any breach of this Agreement or remedy granted hereunder or at law or in equity shall not be deemed a waiver of any preceding or succeeding breach of the same or any other provision hereof or of the opportunity to exercise such right or remedy or any other right or remedy, whether or not similar, at any preceding or subsequent time.

     4.3 Notices. Any notice which Company is required or may desire to give to Employee hereunder shall be in writing and may be served by delivering it to Employee, or by sending it to Employee by mail, telex or telegraph, at the address set forth on page 1 hereof, or such substitute address as Employee may from time to time designate by notice to Company. Any notice which Employee is required or may desire to serve upon Company hereunder shall be served in writing and may be served by delivering it personally or by sending it by mail, telex or telegraph to the address set forth on page 1 hereof, attention of the Chief Executive Officer, or such other substitute address as Company may from time to time designate by notice to Employee.

     4.4 Governing Law. This Agreement shall be governed by, construed and enforced and the legality and validity of each term and condition shall be determined in accordance with the internal, substantive laws of the State of California applicable to agreements fully executed and performed entirely in California.

     4.5 Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     4.6 No Joint Venture. Nothing herein contained shall constitute a partnership between or joint venture by the parties hereto or appoint either party the agent of the other party. Neither party shall hold itself out contrary to the terms of this Section and, except as otherwise specifically provided herein, neither party shall become liable for the representation, act or omission of the other party. This Agreement is not for the benefit of any third party who is not referred to herein and shall not be deemed to give any right or remedy to any such third party.

     4.7 Modification/Entire Agreement. This Agreement may not be altered, modified or amended except by an instrument in writing signed by both of the parties hereto. No person, whether or not an officer, agent, employee or representative of either party, has made or has any authority to make for or on behalf of that party any agreement, representation, warranty, statement, promise, arrangement or understanding not expressly set forth in this Agreement or in any other document executed by the parties concurrently herewith ("Parol Agreements"). This Agreement and all other documents executed by the parties concurrently herewith constitute the entire agreement between the parties and supersede all express or implied, prior or concurrent, Parol Agreements and prior written agreements with respect to the subject matter hereof. The parties acknowledge that in entering into this Agreement, they have not relied and will not in any way rely upon any Parol Agreements.



5.   Arbitration Of All Disputes

          Employee and the Company each acknowledge and agree that, any controversy or claim arising out of or relating to this Employment Agreement shall be settled by final and binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of The American Arbitration Association ( AAA ) to the extent that such
Rules do not conflict with any provisions of this Employment Agreement.
Any arbitration proceeding hereunder must be instituted within one year after the controversy of claim arose. Failure to institute an arbitration proceeding within such period shall constitute an absolute bar to the institution of any proceedings respecting such controversy or claim, and a waiver thereof. The arbitrator shall interpret the Employment Agreement in accordance with the laws of California. Any award, order of judgment pursuant to such arbitration shall be deemed final and binding and may be entered and enforced in any state or federal court of competent jurisdiction. Each party agrees to submit to the jurisdiction of any such court for purposes of the enforcement of any such award, order of judgment. All costs of the arbitration shall be borne equally by the parties.

*                             *     *     *

          Please confirm your agreement to the foregoing by signing below where indicated.

Dated as of August 15, 1996                  Very truly yours,

                                   LIVE FILM AND MEDIAWORKS INC.
                                   a Delaware corporation



                                   By: ____________________________
                                        Roger A. Burlage
                                        Chief Executive Officer
                                        and Chairman

AGREED AND ACCEPTED
this ___ day of August 1996




PAUL S. ALMOND